Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS NEW DIRECTOR

Michael Wilson Joins Board of Directors

BIRMINGHAM, Ala., July 15, 2019 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced the election of D. Michael Wilson to its Board of Directors, effective immediately. Mr. Wilson will serve on the Audit and Safety, Health and Environmental Affairs Committees. Mr. Wilson is the President and Chief Executive Officer of Ingevity Corporation (NYSE: NGVT) and a member of Ingevity’s Board of Directors. Ingevity is a leading global supplier of specialty chemicals, high-performance carbon materials and engineered polymers.

“We are very pleased to welcome Michael Wilson to Vulcan’s Board of Directors,” said Vulcan Materials Company Chairman and CEO Tom Hill. “As Chief Executive Officer of Ingevity Corporation, he is a proven leader who brings to our Board deep strategic, operational, and senior executive expertise from his long experience in the international chemicals industry.”

With the addition of Mr. Wilson, Vulcan’s ten-member board consists of nine independent directors.

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates and a major producer of other construction materials—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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